Exhibit 99.1

Qualstar Corporation Announces Reverse Stock Split and Results of 2016 Annual Meeting of Shareholders

Simi Valley, Calif., June 15, 2016—(BUSINESS WIRE)—Qualstar Corporation (NASDAQ:QBAK), a manufacturer of data storage solutions and high-efficiency power supplies, today announced the voting results from its 2016 Annual Meeting of Shareholders, held on Tuesday, June 14, 2016 (the “Annual Meeting”). Shareholders elected Steven N. Bronson, Dale E. Wallis, David J. Wolenski and Nicholas A. Yarymovych to the Qualstar Board of Directors (the “Board”). The shareholders also ratified the appointment of Marcum, LLP, as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2016. Finally, the shareholders approved an amendment to the Company’s Restated Articles of Incorporation to implement a reverse stock split.

The Company also announced a 1-for-6 reverse stock split of its issued and outstanding shares of common stock. The reverse stock split became effective as of the close of business on June 14, 2016, at which time each 6 shares of Qualstar’s issued and outstanding common stock automatically converted into 1 share of common stock. In addition, the aggregate number of equity-based awards that remain available to be granted under the Company’s equity incentive plans and other benefit plans will be reduced proportionately to reflect the reverse stock split, and all outstanding options, warrants, notes, debentures and other securities convertible into common stock will be adjusted as a result of the reverse stock split, as required by the terms of such securities. The Company anticipates that its common stock will begin trading on a split-adjusted basis at the open of business on June 16, 2016.

No fractional shares will be issued in connection with the reverse stock split. Any fractional share of common stock that would otherwise have resulted from the reverse stock split will entitle such holder to receive a cash payment equal to the fraction to which such shareholder otherwise would have been entitled multiplied by $2.52, which represents the closing trading price of the common stock as reported on The Nasdaq Capital Market (as adjusted to reflect the reverse stock split) on June 13, 2016, the last trading day immediately preceding the effective date of the reverse stock split. The reverse stock split will decrease the number of Qualstar’s issued and outstanding shares of common stock from approximately 12.3 million to approximately 2.0 million.

The Company’s common stock will continue to trade on The Nasdaq Capital Market under the symbol “QBAK” and will trade under a new CUSIP number of 74758R 208.

Shareholders who are holding their shares in electronic form at brokerage firms do not need to take any action, as the effect of the reverse stock split will automatically be reflected in their brokerage accounts. The Company’s transfer agent, Corporate Stock Transfer, Inc., will provide instructions to shareholders of record regarding the process for exchanging share certificates and all book-entry or other electronic positions representing issued and outstanding shares of the common stock will be automatically adjusted. Shareholders should direct any questions concerning the reverse split to their broker or the Company's transfer agent, Corporate Stock Transfer, Inc., at (303) 282-4800.

About Qualstar Corporation

Qualstar, founded in 1984, is a diversified electronics manufacturer specializing in data storage and power supplies. Qualstar is a leading provider of high efficiency and high density power supplies marketed under the N2Power™ brand, and of data storage systems marketed under the Qualstar™ brand. Our N2Power power supply products provide compact and efficient power conversion for a wide variety of industries and applications including, but not limited to, telecom, networking, broadcast, industrial, lighting, gaming and test equipment. Our Qualstar data storage products are used to provide highly scalable and reliable solutions to store and retrieve very large quantities of electronic data. Qualstar’s products are known throughout the world for high quality and Simply Reliable™ designs that provide years of trouble-free service. More information is available at www.qualstar.com or www.n2power.com or by phone at 805-583-7744.

Cautionary Statement Concerning Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. These forward-looking statements are based upon the current expectations and beliefs of Qualstar's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. The information contained in this press release is as of the date of this press release. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Qualstar does not expect to, and disclaims any obligation to, publicly update any forward-looking statements whether as a result of new information, future events or otherwise. Qualstar, however, reserves the right to update such statements or any portion thereof at any time for any reason.

For further information on these and other and other cautionary statements, please refer to the risk factors discussed in Qualstar’s filings with the U.S. Securities and Exchange Commission including, but not limited to, Qualstar’s Transition Report on Form 10-KT for the transition period July 1, 2015 to December 31, 2015, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of such Form 10-KT, and any subsequently filed reports. All of Qualstar’s filings are available without charge through the SEC’s website (www.sec.gov) or from Qualstar’s website (www.qualstar.com).

Contact Information:

Steven N. Bronson

Chief Executive Officer and President

Qualstar Corporation

805.416.7054